As filed with the Securities and Exchange Commission on August 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WALGREEN CO.
(Exact name of Registrant as specified in its charter)

Illinois	36-1924025
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

200 Wilmot Road
Deerfield, Illinois 60015
(Address of Principal Executive Offices)

WALGREEN CO. EXECUTIVE DEFERRED PROFIT-SHARING PLAN
(Full title of the plan)

Julian A. Oettinger
Senior Vice President, General Counsel & Corporate Secretary
Walgreen Co.
200 Wilmot Road
Deerfield, Illinois 60015
Telephone: (847) 914-3004
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$25,000,000	100%	$25,000,000	$2,022.50

  The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Walgreen Co. Executive Deferred Profit-Sharing Plan.

  Estimated solely for the purpose of calculating the amount of the registration fee.

WALGREEN CO.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") by Walgreen Co. (the "Registrant"):

  The Registrant's Annual Report on Form 10-K for the fiscal year ended August 31, 2002;

  The Registrant’s Current Report on Form 8-K, filed October 11, 2002;

  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002;

  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2003;

  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2003;

  The Registrant’s Current Report on Form 8-K, filed June 24, 2003;

  The description of the Common Stock, par value $0.078125 per share, and the associated Preferred Share Purchase Rights contained in the Registrant’s registration statements filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

The securities being offered hereby are deferred compensation obligations (the "Obligations"). Pursuant to the Walgreen Co. Executive Deferred Profit-Sharing Plan, as restated effective January 1, 2003 (the "Plan"), the Registrant provides certain eligible employees of the Registrant and its subsidiaries (the "Participants") with the opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. A brief description of certain aspects of the Plan follows (the official provisions of the Plan are contained in the Plan Document, which controls in the event of a discrepancy):

The Plan provides eligible participants with deferred payment of a specified portion of their cash compensation and corresponding company matching credits. The amount to be deferred will be determined in accordance with the terms of the Plan, which generally provides for credits to Participants’ accounts of certain amounts that, due to legal limitations, cannot be contributed to the Participants’ accounts under the Registrant’s Profit-Sharing Retirement Plan (the "Profit-Sharing Plan"), the tax-qualified retirement plan of the Registrant. Participants can choose from a variety of investment options under the Profit-Sharing Plan, and their corresponding accounts under the Plan are credited with earnings and losses based on the performance of the chosen funds. The available investment options include a fund that invests primarily in the Common Stock of the Registrant, but only on a limited basis and only with respect to Registrant matching contributions/credits. The Registrant will keep a bookkeeping account of the value of each Participant’s deferred compensation, including adjustments to the account based on the performance of the investment funds chosen by the Participant under the Profit-Sharing Plan. While the Obligations will not actually be invested, the accounts under the Plan will reflect investment earnings, gains and losses of the selected investment options.

The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant and rank pari passu with other unsecured indebtedness of the Registrant from time to time. Each Participant’s deferred compensation will be mingled with the general funds of the Registrant and may therefore be subject to the rights of other creditors, including any lien or security interest.

All Obligations which are vested in accordance with the terms of the Plan will be payable in accordance with the terms of the Plan, which provides that the Trustees of the Profit-Sharing Plan shall, in their sole discretion, select the time and manner in which Participants' account balances shall be distributed, which may include the methods permitted under the Profit-Sharing Plan.

The Registrant reserves the right to amend or terminate the Plan at any time, provided that amendment or termination will not change the then existing credits to or adjustments of the account balances of Participants, or alter a Participant’s right to receive a distribution thereof. However, if the Registrant is liquidated, it shall have the right to determine the value of each Participant’s bookkeeping account and pay any unpaid distributions in any manner which the Trustees of the Profit-Sharing Plan determine to be just and equitable.

The Obligations are not convertible into any other security of the Registrant, and Participants’ rights to or interests in the Obligations may not be assigned without the Registrant’s consent.

Item 5. Interest of Named Experts and Counsel.

Julian A. Oettinger, Senior Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. At the time of rendering his opinion, Mr. Oettinger had a substantial interest in the Registrant, as defined by the rules of the Commission, in that the fair market value of the approximately 170,771 shares of Common Stock beneficially owned by him exceeds $50,000.

Item 6. Indemnification of Directors and Officers.

Provisions of the Illinois Business Corporation Act provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. Substantially similar provisions that require such indemnification are contained in the Registrant’s By-Laws, which are incorporated herein by reference. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 11th day of August , 2003.

WALGREEN CO.

By: /s/	Roger L. Polark
Roger L. Polark
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Bernauer and Roger L. Polark, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of July, 2003.

Signature	Title

/s/ David W. Bernauer
David W. Bernauer	Chairman of the Board, Chief
Executive Officer and Director
(Principal Executive Officer)

/s/ Roger L. Polark
Roger L. Polark	Senior Vice President and Chief
Financial Officer (Principal Financial
Officer)

/s/ William M. Rudolphsen
William M. Rudolphsen	Controller (Principal Accounting
Officer)

/s/ William C. Foote
William C. Foote	Director

/s/ James. J. Howard
James J. Howard	Director

/s/ Alan G. McNally
Alan G. McNally	Director

/s/ Cordell Reed
Cordell Reed	Director

/s/ Jeffrey A. Rein
Jeffrey A. Rein	President, Chief Operating Officer and
Director

/s/ David Y. Schwartz
David Y. Schwartz	Director

/s/ John B. Schwemm
John B. Schwemm	Director

/s/ Marilou M. von Ferstel
Marilou M. von Ferstel	Director

/s/ C.R. Walgreen III
C.R. Walgreen III	Director

EXHIBIT INDEX

Exhibit Number Description of Document

4.1 Articles of Incorporation of the Registrant, as amended, filed with the Securities and Exchange Commission as Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, and incorporated by reference herein.

4.2 By-Laws of the Registrant, as amended and restated effective as of April 9, 2002, filed with the Securities and Exchange Commission as Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and incorporated by reference herein.

4.3 Rights Agreement dated as of July 10, 1996, between the Registrant and Harris Trust and Savings Bank, filed with the Securities and Exchange Commission as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A on July 11, 1996 (File No. 1-604), and incorporated by reference herein.

4.4 Walgreen Co. Executive Deferred Profit-Sharing Plan, as restated effective January 1, 2003, filed with the Securities and Exchange Commission as Exhibit 10(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2003, and incorporated by reference herein.

5.1 Opinion of Julian A. Oettinger, Senior Vice President, General Counsel & Corporate Secretary of the Registrant, regarding the legality of the securities being offered (filed herewith).

23.1 Consent of Deloitte & Touche LLP (filed herewith).

23.2 Consent of Julian A. Oettinger, Senior Vice President, General Counsel & Corporate Secretary of the Registrant (included in Exhibit 5.1).

24.1 Powers of Attorney (included on signature page).